Exhibit 23.1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements: Form S-8 Nos. 333-127557 and 333-124928, of our report dated March 9, 2005 (except for the first paragraph of Note 9, as to which the date is March 31, 2005), with respect to the consolidated financial statements of Cyberkinetics Neurotechnology Systems, Inc. included in the Annual Report (Form 10-KSB) for the year ended December 31, 2005.
/s/ Ernst & Young LLP
Boston, Massachusetts
March 28, 2006